Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

ULTRA PETROLEUM REPORTS BEST EVER SECOND QUARTER RESULTS

HOUSTON, Texas – August 1, 2006 – Ultra Petroleum Corp. (AMEX: UPL) today announced financial and operating results for the second quarter ended June 30, 2006. Highlights include:

•	Second quarter earnings of $50.7 million, up 6 percent from the same period in 2005
•	Six month earnings of $118.1 million, up 39 percent from the same period in 2005
•	Second quarter operating cash flow(1) of $91.4 million, up 5 percent from second quarter 2005
•	Six month operating cash flow(1) of $207.5 million, up 33 percent from the same period in 2005
•	Natural gas and crude oil production of 19.5 Bcfe for second quarter 2006, up 10 percent over second quarter 2005 levels
•	Six month natural gas and crude oil production of 39.6 Bcfe, up 18 percent over the same period in 2005

Earnings for the second quarter ended June 30, 2006 were $50.7 million or $0.31 per diluted share, an increase of 6 percent compared to $47.9 million or $0.30 per diluted share for the same period in 2005. Operating cash flow(1) for the second quarter 2006 increased to $91.4 million, or $0.56 per diluted share, up 5 percent compared to $86.8 million, or $0.54 per diluted share for the same period in 2005.

Ultra Petroleum’s natural gas and crude oil production for the quarter ended June 30, 2006 increased 10 percent to 19.5 billion cubic feet equivalent (Bcfe) compared to 17.7 Bcfe in the second quarter 2005. This is the highest second quarter production level ever achieved. Production for the second quarter 2006 is comprised of 16.4 billion cubic feet (Bcf) natural gas from Wyoming, 385 thousand barrels (MBbls) oil from China, and 126 MBbls oil from Wyoming. Wyoming natural gas prices realized for the second quarter 2006, including the effects of hedging, were unchanged from second quarter 2005 at $5.85 per thousand cubic feet (Mcf). China oil prices realized in the second quarter were an all time corporate high of $65.10 per barrel (Bbl), an increase of 44 percent, compared to $45.18 per Bbl in the second quarter of 2005. In the second quarter of 2006, the realized Wyoming oil price was up 29 percent to $69.72 per Bbl compared to $53.99 per Bbl in the second quarter 2005.

Earnings for the six month period ended June 30, 2006 were $118.1 million, or $0.72 per diluted share, up 39 percent from $85.2 million, or $0.53 per diluted share, for the first half of 2005. Operating cash flow(1) for the six month period increased to $207.5 million, or $1.27 per diluted share, up 33 percent from $156.2 million, or $0.97 per diluted share, for the same period in 2005.

Natural gas and crude oil production for the six month period ended June 30, 2006 increased to 39.6 Bcfe, compared to 33.6 Bcfe, an 18 percent increase from the first half of 2005. Production for the first six months of 2006 is comprised of 33.0 Bcf natural gas from Wyoming, 851 MBbls oil from China, and 254 MBbls oil from Wyoming. Including the effects of hedging, average realized natural gas prices in Wyoming during the six month period were up 13 percent to $6.49 per Mcf, compared to $5.72 per Mcf during the same period in 2005. China oil prices for the six months ended June 30, 2006 averaged $59.33 per Bbl compared to $39.50 per Bbl in 2005, a 50 percent increase while Wyoming oil prices averaged $66.07 per Bbl compared to $51.98 per Bbl during the comparable 2005 period, a 27 percent increase.

On May 17, 2006, Ultra Petroleum announced that its Board of Directors approved a share repurchase program for up to an aggregate $1 billion of the company’s outstanding stock with an initial authorization of $250 million. The share repurchase program has been funded and will continue to be funded by cash on hand and the company’s senior credit facility. The share repurchase program has no effect on the projected capital budget for 2006. As of June 30, the company had purchased and retired a total of 1,430,574 shares at an average price of $51.27 per share. It is anticipated that the company will continue its share repurchase program during the third quarter 2006. In conjunction with the share repurchase program the company incurred $3.8 million of withholding tax which is included in current income tax expense. The company’s effective income tax rate increased from 35.1 percent to 39.6 percent during the second quarter directly as a result of the withholding tax related to the share repurchase program.

The company is increasing its 2006 capital budget to $450 million from the previously announced $425 million. The six percent capital budget increase will be employed to accommodate the Pennsylvania exploration effort.  During the quarter the company increased its total acreage in the area to approximately 246,617 acres, up from 26,868 acres at year-end 2005. To date, Ultra has drilled one exploration well, the Marshlands #1, and plans to commence drilling of its offset, the Marshlands #2, by year-end 2006. Marshlands #1 has been on production for two months and has produced in excess of 150 million cubic feet of natural gas during that time. The well is currently flowing at approximately 3.9 million cubic feet per day at approximately 3,200 psi flowing casing pressure.

Beginning in March 2006, the Chinese government levied a Petroleum Special Profits Tax effective for crude oil prices in excess of $40 per barrel. This new and additional cost caused severance and production taxes in China to increase by $2.8 million for the quarter.

Subsequent to the quarter end and in a joint application with Shell, Ultra gained approval from the Wyoming Oil and Gas Conservation Commission for additional increased density drilling equivalent to 10-acre spacing on two areas totaling 16.3 square miles on the Pinedale Anticline. Currently the two areas covered by the application are on a mix of 40-acre, 20-acre, and 10-acre equivalent density - with 20’s being the majority. Approval of the application will result in the ability to drill 1,042 wells within the two areas. To date only 174 wells have been drilled within these areas. Of the 1,042 wells, Ultra will own an interest in 947 and will operate 724.

Also subsequent to the quarter end, Stephen J. McDaniel, 44, President of Midstates Petroleum Corporation, was elected to the board of directors of Ultra Petroleum. McDaniel will fill a vacancy left by James E. Nielson, who retired from the board on July 31, 2006. Mr. McDaniel joined Midstates Petroleum in March 2004, after spending seven years with Merrill Lynch in the oil and gas investment banking group in Houston, Texas. He began his investment banking career with Gordon Capital Corporation and Midland Walwyn Capital, Inc. both Canadian firms. Mr. McDaniel started his career with Conoco, Inc. in 1983 in various engineering, operations and business development positions in domestic and international operations.

“In the first half of the year, production is up 18 percent as we remain on track to deliver our 2006 production growth target of 27 percent. Both cash flow and earnings are at record levels for the first six months of the year and we are well on our way to a record year of drilling with an expected 160 wells. Our cost structure remains lean and we enjoy high margins. As always we’re focused on profitable growth,” stated Michael D. Watford, Chairman, President and Chief Executive Officer.

Ultra Petroleum Corp.
Consolidated Statement of Operations
(unaudited)
All amounts expressed in US$

	For the Six Months Ended		For the Quarter Ended

	30-Jun-06	30-Jun-05	30-Jun-06	30-Jun-05

Volumes
Oil liquids (Bbls) - WY	254,310	207,444	125,899	107,844
Oil crude (Bbls) - China	851,255	840,266	385,110	503,216
Natural Gas (Mcf) - WY	32,962,616	27,278,391	16,431,357	14,025,339

MCFE	39,596,009	33,564,653	19,497,411	17,691,699

Revenues
Oil sales - WY	$16,802,532	$10,782,120	$8,777,116	$5,822,704
Oil sales - China	50,503,426	33,189,317	25,071,448	22,735,684
Natural Gas sales - WY	213,836,896	156,027,616	96,044,048	82,076,643

Total Revenues	281,142,854	199,999,053	129,892,612	110,635,031

Expenses
Production Costs - WY	4,807,460	4,017,670	2,398,072	2,032,364
Production Costs - China	4,713,000	3,620,000	1,926,000	2,166,000
Severance/Production Taxes - WY	26,673,957	19,226,756	12,048,702	10,204,694
Severance/Production Taxes - China	5,365,360	1,659,466	4,093,723	1,136,784
Gathering Fees	8,112,061	7,716,775	4,362,715	4,086,231

Total Lease Operating Costs	49,671,838	36,240,667	24,829,212	19,626,073

DD&A - WY	30,633,491	19,906,227	15,376,562	10,236,718
DD&A - China	6,054,438	3,989,686	2,671,226	2,419,686
General and administrative	7,916,390	6,692,611	3,714,045	3,516,253

Total Expenses	94,276,157	66,829,191	46,591,045	35,798,730

Interest and other income	1,344,143	193,558	771,090	118,693
Interest and debt expense	311,048	2,068,406	139,267	1,167,763
Net income before income taxes	187,899,792	131,295,014	83,933,390	73,787,231
Income tax provision - current	17,622,658	—	11,087,658	—
Income tax provision - deferred	52,127,827	46,084,549	22,170,620	25,899,318
Net Income	$118,149,307	$85,210,465	$50,675,112	$47,887,913
Operating Cash Flow (see non-GAAP reconciliation below)	$207,489,179	$156,201,586	$91,416,968	$86,839,718
Weighted Average Shares – Basic	155,222,092	151,903,632	155,223,335	152,929,693
Weighted Average Shares – Diluted	163,114,589	161,067,073	162,966,067	161,275,842
Earnings per Share - Basic	$0.76	$0.56	$0.33	$0.31
Earnings per Share - Diluted	$0.72	$0.53	$0.31	$0.30
Realized Prices
Oil liquids (Bbls) – WY	$66.07	$51.98	$69.72	$53.99
Oil crude (Bbls) - China	$59.33	$39.50	$65.10	$45.18
Natural Gas (Mcf)	$6.49	$5.72	$5.85	$5.85
Costs Per MCFE - Corporate
Lease Operating Costs	$1.25	$1.08	$1.27	$1.11
DD&A	$0.93	$0.71	$0.93	$0.72
General and administrative - total	$0.20	$0.20	$0.19	$0.20
Interest and debt expense	$0.01	$0.06	$0.01	$0.07

	$2.39	$2.05	$2.40	$2.09

Segment Costs Per MCFE
United States
Production Costs	$0.14	$0.14	$0.14	$0.14
Severance/Production Taxes	$0.77	$0.67	$0.70	$0.70
Gathering Fees	$0.24	$0.27	$0.25	$0.28
DD&A	$0.89	$0.70	$0.89	$0.70

	$2.04	$1.78	$1.99	$1.81

China
Production Costs	$0.92	$0.72	$0.83	$0.72
Severance/Production Taxes	$1.05	$0.33	$1.77	$0.38
DD&A	$1.19	$0.79	$1.16	$0.80

	$3.16	$1.84	$3.76	$1.90

Note: Amounts on a per MCFE basis may not total due to rounding.
Margins
Pre-tax income	67%	66%	65%	67%
Net Income	42%	43%	39%	43%
Operating segment margins
United States	83%	81%	82%	81%
China	80%	84%	76%	85%

Ultra Petroleum Corp.
Reconciliation of Cash Flow from Operations Before Changes in Non-Cash
Items and Working Capital
(unaudited)
All amounts expressed in US$

(1) Operating cash flow is defined as net cash provided by operating activities before changes in non-cash items and working capital. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also has included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

The following table reconciles cash flow from operations before changes in non-cash items and working capital with net cash provided by operating activities as derived from the company’s financial information.

	For the Six Months Ended		For the Quarter Ended

	30-Jun-06	30-Jun-05	30-Jun-06	30-Jun-05

Net cash provided by operating activities	$245,769,428	$167,738,289	$111,869,010	$76,219,113
Accounts payable and accrued liabilities	(28,198,271)	(26,105,193)	(28,467,302)	(10,556,231)
Prepaid expenses and other current assets	(14,804)	17,917	(7,402)	(2,542,902)
Accounts receivable	(3,676,917)	14,652,671	5,223,486	24,992,424
Inventory	(794,000)	155,576	(155,000)	(1,218,550)
Restricted cash	1,244	878	663	466
Deferred revenue	(780,311)	—	(780,311)	—
Other long-term obligations	(1,092,180)	(388,552)	4,488,824	(184,602)
Taxation payable	(3,725,010)	130,000	(755,000)	130,000
Cash flow from operations before changes in non-cash items and working capital	207,489,179	156,201,586	91,416,968	86,839,718

These statements are unaudited and subject to adjustment.
2005 per share amounts are restated to account for the 2:1 stock split effective May 10, 2005.

Conference Call Webcast Scheduled for August 2, 2006

Ultra Petroleum’s second quarter 2006 conference call will be available via live audio webcast at 10:00 a.m. Central Daylight Time (11:00 a.m. Eastern Daylight Time) on Wednesday, August 2, 2006. To listen to this webcast, log on to www.ultrapetroleum.com. The webcast will be archived on Ultra Petroleum’s website through November 4, 2006.

About Ultra Petroleum

Ultra Petroleum is an independent, exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming, and oil reserves in Bohai Bay, offshore China. Ultra Petroleum is listed on the American Stock Exchange under the symbol “UPL” with 154,165,855 shares outstanding at June 30, 2006.

This release can be found at http://www.ultrapetroleum.com

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company’s businesses are set forth in our filings with the SEC, particularly in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for our most recent fiscal year and from time to time in other filings made by us with the SEC. These risks and uncertainties include increased competition, the timing and extent of changes in prices for oil and gas, particularly in Wyoming, risks inherent in operations in China, the timing and extent of the Company’s success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, and other factors listed in the reports filed by the Company with the SEC. Full details regarding the selected financial information provided above will be available in the Company’s Report on Form 10-Q for the quarter ended June 30, 2006.

For further information contact:
Kelly L. Whitley
Manager Investor Relations
Phone: 281-876-0120 Extension 302
Email: info@ultrapetroleum.com
Website: www.ultrapetroleum.com